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                                                              EXHIBIT 10(jj)(1)


            ASSIGNMENT AND ASSUMPTION OF INTERIM MANAGEMENT AGREEMENT

         This Assignment and Assumption of Interim Management Agreement ("Agreement") is made and entered into this 15th day of July, 1997, by and between National Medical Review Offices, Inc., with offices at 5750 Wilshire Boulevard, Suite 275, Los Angeles, California ("Assignor"), and Substance Abuse Technologies, Inc., a corporation organized under the laws of the State of Delaware, with offices at 4517 N.W. 31st Avenue, Ft. Lauderdale, Florida 33309 ("Assignee"). Assignor and Assignee are collectively referred to as the "Parties."

                                   WITNESSETH

         WHEREAS, Assignor entered into a letter of intent with Global Med Technologies, Inc. ("GMTI"), dated June 20, 1997 (the "GMTI Letter")(the Parties acknowledge that Assignor has not provided Assignee with a copy of the GMTI Letter), which describes the terms of the proposed acquisition by Assignor from GMTI (the "NMRO Acquisition") of the DataMed International Division of GMTI ("DataMed"), located at 12600 West Colfax, Suite A-500, Lakewood, Colorado 80215-3734 (the "Premises");

         WHEREAS, pursuant to the GMTI Letter, Assignor and GMTI entered into an Interim Management Agreement dated July 3, 1997 (the "Management Agreement"), pursuant to which direction and control of the operations of DataMed have been transferred from GMTI to NMRO as of June 30, 1997, on an interim basis until the closing of the NMRO Acquisition;

         WHEREAS, Assignor and Assignee entered into a Letter of Agreement (the "Letter Agreement"), dated July 3, 1997, pursuant to which the Assignor agreed to sell, and Assignee agreed to purchase, subject to certain conditions and reservations, the assets of DataMed purchased by Assignor from GMTI, in consideration of the payment by Assignee of $1,600,000.00 and the assumption by Assignee of certain scheduled liabilities (the "SAT Acquisition");

         WHEREAS, the Letter Agreement provides for Assignee to assume directly the operations of DataMed no later than July 11, 1997 (with a retroactive effect to June 30, 1997);

         WHEREAS, Assignor announced its intention to assign the Management Agreement to Assignee, and in response, GMTI stated that (i) GMTI adamantly objected to any such assignment, and (ii) GMTI would not sign the final asset purchase agreement with Assignor unless the asset purchase agreement contained a provision amending the Management Agreement to make it non-assignable;

         WHEREAS, Assignor has been managing DataMed pursuant to the Management Agreement, and the Parties jointly elected to delay temporarily the assignment of the Management Agreement by Assignor to Assignee, in order to allow the Parties to be better positioned to take

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immediate action in response to any action taken by GMTI that would obstruct or otherwise interfere with the assignment and assumption of the Management Agreement;

         WHEREAS, Assignor now desires to assign all of its rights, title and interests in and to the Management Agreement to Assignee, and Assignee now desires to accept assignment and assume and perform the obligations of Assignor under the Management Agreement, in accordance with the covenants, conditions and restrictions of this Agreement.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, conditions, and restrictions hereinafter set forth, the Parties hereby agree as follows:

         1. Assignment. Subject to the covenants, conditions, and restrictions set forth herein, Assignor hereby unconditionally assigns and transfers to Assignee, effective as of the 11th day of July, 1997 (the "Effective Date"), all of Assignor's right, title and interest in and to the Management Agreement, a copy of which is attached hereto as Exhibit A. Assignor represents and warrants that (i) the Management Agreement attached hereto as Exhibit A constitutes the entire agreement between Assignor and GMTI with respect to the management of DataMed by Assignor, and (ii) the Management Agreement is in full force and effect as of the date hereof.

         2. Assumption. Subject to the covenants, conditions, and restrictions set forth herein, Assignee hereby accepts the foregoing assignment and agrees fully and faithfully to assume and perform each and every obligation, term, condition and covenant to be performed by Assignor in accordance with and subject to the covenants, conditions and restrictions set forth in the Management Agreement, including, without limitation, the provisions creating a retroactive effect to June 30, 1997. Notwithstanding the foregoing, the Parties acknowledge and agree that Assignee shall not be liable to Assignor for failure to perform any of the obligations required under the Management Agreement if and to the extent that such performance by Assignee is prevented by the actions or conduct of GMTI.

         3. Withdrawal of Assignor on Future Date Certain. The Parties agree that Assignor will withdraw from direct participation in the direction and control of DataMed on a future date to which the Parties will hereafter agree. The Parties agree that this date will be selected in order to maximize the ability of the Parties to effectively oppose any action that GMTI may take to obstruct or otherwise interfere with the assignment and assumption of the Management Agreement in accordance with this Agreement, and the performance by Assignee of the management functions thereunder. If GMTI takes any action that obstructs or otherwise interferes with the assignment and assumption of the Management Agreement, or the performance by Assignee of the management functions thereunder, then the Parties agree that Assignor will continue to manage DataMed in accordance with the following: (i) Assignor agrees to manage DataMed as SAT's agent under the Management Agreement in accordance with the provisions of
Section 4 below; (ii) Assignee agrees to reimburse all of Assignor's labor and expenses incurred in such management of DataMed; and (iii) Assignor's obligations will terminate at such time as the Parties mutually agree, but not later than termination of the Management Agreement.


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         4. Relation Prior to Withdrawal by Assignor. Prior to the withdrawal by
Assignor from direct participation in the direction and control of DataMed on the date set by the Parties in accordance with Section 3 above, Assignor will continue to participate in the direction and control of DataMed at the Premises, subject to the rights of Assignee hereunder and under the Management Agreement. Assignor will not be a fiduciary or trustee, or have any fiduciary duty or obligation to Assignee. Assignor's sole obligation shall be to maintain the status quo of DataMed operations, except pursuant to the prior instruction or authorization of Assignee. Assignor makes no warranties, express or implied, as to the results of operation of DataMed, or the net book value, net worth, liquidation value, or any other value of DataMed or any of its assets upon withdrawal by Assignor as required hereunder, and in no event will Assignor be liable to Assignee, or any person or entity engaged by or under contract with Assignee, for any losses, liabilities, or damages, including, without limitation, any lost profits, lost savings, or other incidental, special or consequential damages, incurred by Assignee, its agents or employees, as a result of Assignor's participation in the operation of DataMed as described hereunder, even if Assignor has been advised of the possibility of such damages, except for any such damages or liability caused by the unlawful conduct or gross negligence of Assignor, its agents or employees.

         5. Continuing Access to Information. During the term of this Agreement, Assignor and its agents shall have the continuing right during DataMed's normal business hours and upon reasonable prior notice, to inspect, copy and make extracts from, DataMed's books of account and records, and GMTI's books of account and records relating to the operations of DataMed and maintained by GMTI during the period from and including June 20, 1997 through and including the termination date of this Agreement, including specifically but without limitation, records of billings, collections, expenses and disbursements, records of meetings of GMTI's shareholders, board of directors and any and all committees thereof, and records of agreements, instruments, judgments orders and other written obligations of Company that materially affect Assignor's rights or the performance of its duties hereunder.

         6. Continuing Access to Premises. During the term of the Management Agreement, Assignor and its agents shall have the continuing right to enter, inspect, and use the Premises at such times as may be reasonably necessary and appropriate under this Agreement and the Letter Agreement, including, but not limited to, the right for Assignor's employees and agents, and any equipment, inventory or other supplies or documents owned or leased by Assignor, to be in such Premises.

         7. Indemnity by Assignee. Assignee shall defend, indemnify and hold Assignor harmless from and against all liability (statutory or otherwise) claims, suits, demands, damages, judgments, costs, interests and expenses (including reasonable attorneys' fees and disbursements incurred in the defense thereof) which Assignor may incur (except if and to the extent that it arises out of any error, act or omission of Assignor) as a result of any events that occur after the Date established pursuant to Section 3, and that arise out of or are connected with Assignee's performance or failure to perform under the Management Agreement. The obligations of Assignee set forth in this paragraph shall survive the expiration or earlier termination of the Management Agreement, and any conveyance, assignment or other transfer of Assignee's rights thereunder.


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         8. Indemnity by Assignor. Assignor shall defend, indemnify and hold
Assignee harmless from and against all liability (statutory or otherwise) claims, suits, demands, damages, judgments, costs, interests and expenses (including reasonable attorneys' fees and disbursements incurred in the defense thereof) which Assignee may incur (except if and to the extent that it arises out of any error, act or omission of Assignee) as a result of any events that occur on or prior to the Date established pursuant to Section 3, and that arise out of or are connected with Assignor's performance or failure to perform under the Management Agreement. The obligations of Assignor set forth in this paragraph shall survive the expiration or earlier termination of the Management Agreement, and any conveyance, assignment or other transfer of Assignee's rights thereunder.

         9. Further Assurances. Each Party hereto agrees to execute such other documents and take such other actions as may be reasonably necessary or desirable to confirm or effectuate the transfer, assignment and assumption contemplated hereby.

         10. Notices. All notices, demands or requests required or authorized hereunder shall be deemed given sufficiently if in given in writing and sent by nationally recognized overnight courier, registered mail or certified mail, return receipt requested and postage prepaid, or by tested telex, telegram or cable to:

         In the case of NMRO:

                               National Medical Review Offices, Inc.
                               5750 Wilshire Blvd., Suite 275
                               Los Angeles, CA 90036
                               Attention: Murray Lappe M.D.

         In the case of SAT:

                               Substance Abuse Technologies, Inc.
                               4517 N.W. 31st Avenue
                               Ft. Lauderdale, Florida  33309
                               Attention: Robert Stutman, Chief Executive
                                          Officer

If such notice, demand or other communication is served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand, or other communication is given by mail, service shall be conclusively deemed given three (3) business days after the deposit thereof in the United States Mail addressed to the party to whom such notice, demand, or other communication is to be given, as hereinabove set forth. Any party hereto may change his or its address for the purpose of receiving notices, demands, or other communications provided herein by giving a written notice in the manner stated above to the other party or parties stating such change of address.

         11. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the Management Agreement, and supersedes all prior written or oral agreements,



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understandings, and negotiations, and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the Management Agreement.





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        12.      Severability.  Except as provided herein, any portion or
provision of this Agreement which is deemed by law to be invalid, illegal, or unenforceable shall be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining portions or provisions hereof.

        13. Attorneys' Fees. Attorneys' Fees. If any legal action, arbitration or other proceeding is initiated for the enforcement of this Agreement or any portion hereof, or because of any alleged dispute, breach, or misrepresentation in connection with any of the provisions of this Agreement, in addition to any other relief to which such party may be entitled, the prevailing party in such action shall be entitled to recover its reasonable attorneys' fees, as determined by the arbitrator or court, and all other costs and expenses awarded in connection with such action or proceeding.

        14. Governing Law. The validity, interpretation and construction of this Agreement and of each part hereof shall be governed by the laws of the State of California, and this Agreement shall bind and inure to the Parties hereto and their respective representatives, successors and assigns.

        15. Counterparts. This Agreement may be signed in one or more counterparts, all of which when taken together shall constitute one instrument. For convenience, original signatures may be transmitted by facsimile.

        IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption of Fund Management Agreement to be effective as set forth above.

ASSIGNEE:

SUBSTANCE ABUSE TECHNOLOGIES, INC.

By
  Robert Stutman, Chief Executive Officer

ASSIGNOR:

NATIONAL MEDICAL REVIEW OFFICES, INC.

By
  -----------------------------------
  Murray Lappe, M.D., President



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                                    EXHIBIT A

                          Interim Management Agreement


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